May 18, 1998



Dear Fellow Stockholder:

MOSCOM Corporation's annual meeting was held on May 14, 1998. One of the proposals voted upon at that meeting was a proposal to change the company's name to Veramark Technologies, Inc.
The directors and management of the company believe that the significant changes undertaken by the company during the past year in terms of products, markets, and management can best be reflected in a change in the company's name. The suggestion to change our company's name to reflect the positive changes we have made came from our employees and the financial community. The members of our team our excited about this change and are emotionally invested in it.

Apparently, stockholders agree with our belief. Over 96% of votes cast on the proposal prior to May 14 by non-affiliate shareholders were cast in favor of the name change. Unfortunately, not enough shareholders voted to meet the requirement of a majority of outstanding shares.

Accordingly, we have enclosed a new proxy to enable you to vote on the name change. Only Proposal No. 3 should be voted upon.

Please take a moment to vote on this important step in your company's future by signing the enclosed proxy and returning it in the enclosed return envelope. Thank you.

Sincerely,



David G. Mazzella
President and CEO


Enclosure

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